                                                                      Exhibit 6

             [SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP Letterhead]


                                                 June 27, 1996

BY HAND
- -------

Honorable Denny Chin
United States District Judge
United States District Court
500 Pearl Street
New York, New York

        Re:     B.U.S. Environmental Services, Inc. v. Horsehead
                Resource Development Company, Inc. et al., 96 Civ. 4754 (DC)

Dear Judge Chin:

        We represent defendant Horsehead Resource Development Company, Inc. ("HRD") in the above-referenced action. This letter is respectfully submitted on behalf of HRD in response to the application of plaintiff B.U.S. Environmental Services, Inc. ("BUS") for a temporary restraining order. Counsel for defendant Horsehead Industries, Inc. ("HII") has authorized me to state that HII joins in this response. For the reasons stated below, there is no basis for such emergency relief. Indeed, by tomorrow afternoon, Friday, June
28, 1996, this case will have been rendered entirely moot by intervening events.

        Specifically, earlier today, by letter dated June 27, 1996 (a copy of which is annexed hereto as Exhibit A), HRD was informed by HII that it had waived its right of first refusal as to the 2,885,000 shares of common stock of HRD tendered by BUS solely in connection with the current tender offer by HRD. Since plaintiff seeks as an alternative form of relief an order enjoining HRD from accepting or rejecting the tender "until HII announces whether it will purchase ... the shares tendered by BUS," HII's notice of waiver by itself moots plaintiff's claim for injunctive relief.

        In addition, earlier today, HRD announced publicly in a press release that it was extending the tender offer through and including July 2, 1996. A copy of that press release is annexed hereto as Exhibit B.

[SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP LETTERHEAD]

Hon. Denny Chin
June 27, 1996
Page 2


        Finally, a meeting of the Board of Directors of HRD has been noticed for tomorrow, June 28, 1996, at which the sole agenda item for the Board is to approve a resolution to modify the tender offer to expand the number of shares that may be tendered pursuant to the offer thereby allowing BUS to tender its 2,885,000 shares of HRD. A copy of the confirmation of that notice of the Board meeting is annexed hereto as Exhibit C. The Company has advised me that it fully expects that the Board will approve this resolution.

        Accordingly, there is simply no need or basis for emergency restraint in this action, which as indicated above, will be rendered moot by tomorrow afternoon. If the Court nonetheless wishes to hear further from the parties, we will, of course, appear before the Court at 4:30 p.m. today.

                                                Respectfully submitted,


                                                /s/ Andrew J. Levander
                                                -----------------------
                                                Andrew J. Levander

cc:     James D. Herschlein, Esq.
        David J. Eiseman, Esq.

Enclosures

                                   Exhibit A

                     [HORSEHEAD INDUSTRIES, INC. LETTERHEAD]

                                        June 27, 1996

VIA FACSIMILE
- -------------

B.U.S. Environmental Services, Inc.
c/o B.U.S Berzelius Umwelt-Service AG
Vinckeufer 3
D-47119 Duisburg
Germany

Gentlemen:

Reference is made to your June 10, 1996 letter to Horsehead Industries, Inc. ("HII") in which, pursuant to the terms of the Shareholders Agreement dated July 26, 1988, as amended, by and among B.U.S. Environmental Services, Inc. ("BUS"), Horsehead Resource Development Co., Inc. ("HRD") and HII, you notified HII of the desire of B.U.S. to tender 2,885,000 shares of its HRD common stock in response to the tender offer made by HRD to purchase shares of its common stock at $5.75 per share (the "Offer").

Please be advised that HII hereby agrees to waive its right of first refusal pursuant to the Shareholders Agreement solely with respect to the tender by BUS, pursuant all terms and conditions of the Offer, of 2,885,000 shares of common stock. HII reserves all of its rights under the Shareholders Agreement, including but not limited to its right of first refusal, should the terms and conditions of the Offer change or should BUS tender a different number of shares of HRD common stock.

                                        Sincerely,


                                        /s/ RONALD J. STATILE
                                        ------------------------------
                                        Ronald J. Statile
                                        Vice President

cc: Horsehead Resource Development Co., Inc.

                                   Exhibit B

Media Contact
(212) 527-3003

                         HORSEHEAD RESOURCE DEVELOPMENT
                    GOING PRIVATE, EXTENDS CASH TENDER OFFER

        NEW YORK, NY, June 27, 1996 (NASDAQ-HHRD) Horsehead Resource Development Co., Inc. (HRD) announced today that it has extended its offer to repurchase all 1,751,600 shares of its common stock held by its public stockholders. The offer will now expire on July 2, 1996 at 12:00 midnight, unless extended. As of June 26, 1996 a total of approximately 1,172,000 shares have been tendered in response to the offer. The purchase price for each share of common stock is $5.75 per share in cash. The offer is subject to various terms and conditions described in offering materials that have been distributed to public stockholders. Chemical Mellon Shareholder Services L.L.C. is the depositary and Morrow & Co., Inc. is the information agent. After the repurchase, HRD's shares will no longer be listed on NASDAQ or registered under the Federal securities laws.

                                   Exhibit C

Inter-Office Correspondence


             [HORSEHEAD RESOURCE DEVELOPMENT CO., INC. LETTERHEAD]

                                        Location: New York
To:     David O. Carpenter
        James H. Dowling
        David N. Judelson
        Rolf Kola
        Gunter Okon
        Mark G. Solow
        Tinkham Veale II

From:   William E. Flaherty             Date: June 27, 1996


Subject:        HORSEHEAD RESOURCE DEVELOPMENT COMPANY, INC.
                JUNE 28, 1996 BOARD OF DIRECTORS MEETING

This note is to confirm the telephonic meeting of the Board of Directors of Horsehead Resource Development Company, Inc. at 1:00 p.m. New York time on Friday June 28, 1996. This meeting was scheduled by notice dated June 21, 1996.

The only item on the agenda for this meeting is the adoption of the resolution set forth below:

        RESOLVED, that the Corporation repurchase up to 4,636,600 shares of its common stock, consisting of up to 1,751,600 shares from its public shareholders and 2,885,000 shares from B.U.S. Environmental Services, Inc., at $5.75 per share and cease to be a public company.

If you have not already confirmed your availability for this telephonic meeting, please confirm with my assistant, Vicki Mayo, at 212-527-2910, whether you will be available to participate in this meeting, and, if so, the telephone number at which you may be reached.

                                WEF

cc:     William M. Quirk